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                                                                    EXHIBIT 99.1

                                                  For more information, contact:
                                                                Melanie de Vries
                                                Childtime Learning Centers, Inc.
                                                  21333 Haggerty Road, Suite 300
                                                                  Novi, MI 48375
                                                                    248-697-9111

FOR IMMEDIATE RELEASE

                           NEW COO KATHRYN WINKELHAUS
                        JOINS CHILDTIME LEARNING CENTERS

Novi, MI, October 7, 2003 -- Bill Davis, CEO and President of Childtime Learning Centers, Inc., one of the nation's largest providers of child care and early childhood education, announced that Kathryn Winkelhaus has joined the Company as COO.

In her new role, Kathryn will be responsible for directing all operations activities for the Company's almost 500 Childtime and Tutor Time corporate and franchise locations. This includes leadership of the Company's Corporate and Franchise Operations, Education and Curriculum, Facilities and Purchasing Departments as well as other operations support positions. She will also oversee the development and execution of system-wide strategies and programs to help the Company achieve its short- and long-term goals and objectives.

"Kathryn brings significant experience in driving key strategic operations initiatives and identifying Company opportunities and issues to increase customer service and revenues," said Davis. "We are very excited about the opportunity to have Kathryn bring this experience to our Company and help us in creating a solid foundation for our future profitability and growth."

Prior to joining Childtime, Kathryn spent almost 25 years with Waldenbooks/Borders, an international Fortune 500 retailer, most recently as President, Merchandising and Distribution for Borders. Prior to that, she served as President of Borders Group Stores and as President of Waldenbooks Stores as well as other key leadership roles.

"One of our key business objectives after the acquisition of Tutor Time was to assemble a new senior management team with the necessary skill set and passion to drive our success," added Davis. "With the hiring of Kathryn, the team is now complete and focused on our goal of becoming the premier child care provider in the country."

Childtime Learning Centers, Inc. (www.childtime.com) of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation's largest publicly-traded child care providers with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.

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